Exhibit 99.1

The InterGroup Corporation Reports Fiscal Year 2025 Results; Higher Segment Income in Hotel and Real Estate, Improved Liquidity; Company Regains Nasdaq Listing Compliance

Los Angeles, CA — October 09, 2025 — The InterGroup Corporation (NASDAQ: INTG) reported results for the fiscal year ended June 30, 2025, including improved segment income in Hotel and Real Estate, increased liquidity, the alleviation of going-concern uncertainty at majority-owned subsidiary Portsmouth Square, Inc., and the Company’s return to compliance with Nasdaq listing requirements.

FY2025 Highlights

●	- Consolidated results (GAAP): Net loss $(7,547,000), or $(3.49) per share, vs. $(12,556,000), or $(5.66) per share (FY2024) — -39.9% (decrease)
●	- Net loss attributable to InterGroup $(5,348,000), or $(2.47) per share, vs. $(9,797,000), or $(4.40) per share — -45.4% (decrease)
●	- Segment performance (GAAP segment results):
● Hotel Operations segment income $8,732,000 vs. $5,747,000 — +51.9%; Net loss improved to $(4,166,000) vs $(7,154,000)
● Real Estate Operations segment income $8,465,000 vs. $6,418,000 — +31.9%; Net Income improved to $2,599,000 vs. $992,000
● Investing Transactions segment and net loss $(2,502,000) vs. $(1,633,000) — +53.2% (greater loss).
●	- Liquidity: Cash & equivalents $15,195,000 at June 30, 2025 (vs. $8,694,000 at June 30, 2024) — +74.8%.
●	- Capital investment: Real estate capex $1,739,000 (FY2024: $2,309,000) — -24.7%; Hotel capex $2,252,000 (FY2024: $4,078,000) — -44.8%.
●	- Hotel KPIs: Occupancy 92% (82% in FY2024) — +12.2% (up 10 pts); ADR $218 ($217) — +0.5%; RevPAR $200 ($177) — +13.0%.
●	- Renovation impact: The hotel’s comprehensive renovation was completed in June 2024; with no out-of-order rooms during FY2025, results benefited from full room availability throughout the year.
●	- Subsidiary going-concern alleviated: At Portsmouth Square, Inc., following the March 28, 2025 refinancing and improving operations.
●	- Subsequent event: InterGroup regained compliance with Nasdaq listing requirements.

Operating Detail

●	Hotel Operations: FY2025 segment income $8,732,000 vs. $5,747,000; Occupancy 92%, ADR $218, RevPAR $200. Hotel revenues $46,363,000 (FY2024: $41,886,000); operating expenses $37,631,000 (FY2024: $36,139,000).
●	Real Estate Operations: FY2025 segment income $8,465,000 vs. $6,418,000; continued focus on property operations and capex to support long-term value.
●	Investing Transactions: FY2025 segment loss $(2,502,000) vs. $(1,633,000).
●	Ownership note: InterGroup’s results include its approximately 76% ownership interest in Portsmouth Square, Inc.

KPI Note

Occupancy represents rooms sold as a percentage of rooms available; ADR represents average room rate paid; RevPAR is ADR multiplied by occupancy.

David C. Gonzalez, Chief Operating Officer, said: “FY2025 reflects disciplined execution in our operating segments. At the Hilton San Francisco Financial District, stronger occupancy and steady rate drove meaningful improvement in Hotel segment results. In our multifamily and commercial portfolio, operating fundamentals supported higher segment income year over year. I also want to recognize our amazing hotel and real estate teams—their continued dedication and hard work are directly reflected in our performance. On a consolidated basis, EBITDA increased 131.7% year over year to $13.2 million, driven by stronger hotel performance (including the benefit of full room availability following the June 2024 renovation completion) and higher real estate segment income (see reconciliation below).”

John V. Winfield, President & CEO, added: “We’re also encouraged by continuing signs of recovery in the City of San Francisco, which, alongside our ongoing property upgrades, positions the Hotel to compete effectively as conventions and business travel continue to normalize. Our investment segment recorded a loss this year amid portfolio concentration and market volatility; results in this area can vary from period to period. It’s also important to remember that GAAP carries our real estate at historical cost, which can understate the intrinsic value of our assets—we remain focused on long-term value creation.”

Reconciliation of Net Loss (GAAP) to EBITDA (Non-GAAP) — (in thousands)

	Year Ended June 30, 2025	Year Ended June 30, 2024
Net loss (GAAP)	$(7,547)	$(12,556)
Add: Income tax expense (benefit)	548	(83)
Add: Interest expense	13,556	12,007
Add: Depreciation and amortization	6,624	6,320
EBITDA (Non-GAAP)	13,181	5,688

Year-over-year change in EBITDA: +131.7%.

Note: Interest expense reflects the consolidated GAAP amount per the Company’s Form 10-K; intercompany/related-party interest between consolidated entities is eliminated in consolidation.

Non-GAAP Cautionary Statement: EBITDA is a non-GAAP financial measure defined by the Company as net income (loss) before interest expense, income tax expense (benefit), and depreciation and amortization. Management uses EBITDA as a supplemental measure to evaluate operating performance and liquidity. EBITDA should not be considered in isolation or as a substitute for GAAP measures, and our definition of EBITDA may differ from similarly titled measures used by other companies. The most directly comparable GAAP measure is net income (loss), which is presented with equal or greater prominence above. A reconciliation from GAAP to EBITDA is provided in the table.

About

The InterGroup Corporation (NASDAQ: INTG) is a diversified company with investments primarily in real estate and hospitality and, to a lesser extent, marketable securities. The Company’s hotel operations consist of the Hilton San Francisco Financial District, and its real estate portfolio includes multifamily and commercial properties primarily in Texas, Missouri, Kentucky, and California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of federal securities laws, which involve risks and uncertainties that could cause actual results to differ materially. These statements are based on current expectations and assumptions and are subject to risks described in InterGroup’s Annual Report on Form 10-K for the year ended June 30, 2025. The Company undertakes no obligation to update forward-looking statements except as required by law.

Investor Contact

The InterGroup Corporation
(310) 889-2500 | info@intgla.com